Exhibit 10.3

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of August, 2020 (the “Effective Date”) by and between THE MEG RENTAL CORPORATION, a West Virginia corporation (“Seller”), and 601 NSR, LLC, a Delaware limited liability company and or its assigns (“Purchaser”, and together with Seller, each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, Seller is the owner of the surface of real property, buildings and site improvements located at 3934 Robert C. Byrd Drive, Beckley, West Virginia 25801, being more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Premises”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Property (hereinafter defined); and

WHEREAS, Seller is the owner of a 100% fee simple interest in all buildings, certain structures and certain site improvements located on the Premises (collectively the “Improvements”).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Purchase and Sale; Integral Transaction; Deposit. Subject to and on the terms and conditions set forth herein, Seller hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Premises together with all (a) benefits, privileges, fixtures, easements, hereditaments and other rights appurtenant to the Premises or any part thereof, including without limitation Seller’s right, title and interest, if any, in and to any streets, alleys, ways, sewer rights, utility capacity or rights thereto, development rights, impact fee credits, air rights, water rights, water courses and water bodies adjacent to the Premises and mineral rights; (b) all of Seller’s right, title and interest in and to any and all of the Improvements; and (c) all of Seller’s right, title and interest in and to all surveys, reports, plans, specifications, drawings, engineering information and data, guaranties, warranties, licenses and permits relating to the Premises (the Premises and all other property and/or rights enumerated in Sections 1(a), 1(b) and 1(c) are hereinafter collectively referred to as the “Property”).

This Agreement represents one facet of a multi-part transaction. The other facet consists of a separate asset purchase agreement of even date herewith (the “APA”; capitalized terms used herein and not defined herein are used as defined in the APA), by and between Beckley Buick-GMC Auto Mall, Inc., a West Virginia corporation, King Coal Chevrolet Co., a West Virginia corporation and Hometown Preowned Vehicles, Inc., a West Virginia corporation (collectively the “Asset Seller”), and LMP Automotive Holdings, Inc., a Delaware corporation (the “Asset Purchaser “), for purchase and sale of the Franchised Dealerships and Ancillary Dealerships, as defined in the APA. This Agreement shall terminate automatically upon termination or expiration of the APA for any reason. No separate deposit under this Agreement is required of Purchaser; rather, Purchaser has delivered to the Escrow Agent (as defined in the APA) the Deposit (as defined in the APA) to be held and disbursed in accordance with the terms of the APA; accordingly, the Deposit provisions of the APA are part of this Agreement. The respective obligations of Seller and Purchaser to close the transaction hereunder are conditioned upon the closing of the transactions contemplated under the APA. In addition, this Agreement and the APA are hereby cross-defaulted such that a default by a Party under one shall constitute a default by that same Party, or its affiliate, under the other agreement. If this Agreement is terminated and cancelled, this Agreement and the APA shall become void, and there shall be no further liability or obligation of any Party to either this Agreement or the APA, except as to matters of default as provided in the pertinent sections of this Agreement and the APA, as well as matters that are expressly stated to survive termination.

2. Purchase Price; Appraisal Fair Market Value.

(a) The purchase price for the Property (the “Purchase Price”) shall be its fair market value as of the Effective Date, as determined by appraisal of the Property (including all Improvements thereon) performed by a MAI-certified appraiser (e.g., CBRE, Cushman Wakefield, Integra, etc.) selected by Purchaser or its lender (the “Initial Appraisal”); provided, however, that such appraisal shall not include the income approach to valuation. The Initial Appraisal, with its cost to be borne by Purchaser, shall be ordered within twenty (20) business days after the Effective Date. Upon receipt of the Initial Appraisal report, Purchaser shall promptly provide Seller with a copy.

(b) If Seller objects to the appraised fair market value of the Property as determined in the Initial Appraisal, the Seller, at its cost, shall have the right to have a second appraisal of the fair market value of the Property (the “Confirmation Appraisal”), which shall be ordered by the Seller within five (5) business days after receipt of a copy of the Initial Appraisal. The Confirmation Appraisal shall not include the income approach to valuation. Upon receipt of the Confirmation Appraisal, Seller shall promptly provide Purchaser with a copy.

(c) If the difference in the fair market value of the Property between the Confirmation Appraisal and the Initial Appraisal is ten percent (10%) or less (calculated by taking the difference and dividing it by the fair market value of the Initial Appraisal), then the Purchase Price shall be an amount equal to the average of the fair market value of the Property as reflected in the Initial and Confirmation Appraisals.

(d) If the difference in the fair market value of the Property between the Confirmation Appraisal and the Initial Appraisal is greater than ten percent (10%) (calculated by taking the difference and dividing it by the fair market value of the Initial Appraisal), then five (5) business days after delivery of a copy of the Confirmation Appraisal to Seller and Purchaser, the Parties shall mutually choose a third appraiser to perform a third appraisal (the “Resolution Appraisal”), the cost of which shall be borne one-half (1/2) by each of Seller and Purchaser. The Resolution Appraisal shall not include the income approach to valuation. Copies of the Resolution Appraisal shall be promptly provided to Seller and Purchaser upon completion.

(e) Upon completion of the Resolution Appraisal, the resolved fair market value of the Property shall be determined by averaging the fair market values reflected in the two (2) appraisals nearest to each other in value, and the Purchase Price shall be an amount equal to such resolved fair market value. The appraisal with the largest variance in value from the other two (2) appraisals shall not be used to determine the fair market value of the Property.

(f) The Purchase Price shall equal the fair market value determined by the above stated appraisal process even though it may differ from the appraised fair market value utilized by Purchaser’s lender for purposes of financing the Purchase Price.

(g) Except as otherwise set forth above, each of the appraisals obtained in accordance with the foregoing shall be prepared in compliance with the Uniform Standards of Professional Appraisal Practice, as well as the Financial Institution Reform, Recovery and Enforcement Act of 1989. There shall be no Extraordinary Assumptions or Hypothetical Conditions (as defined in the Dictionary of Real Estate Appraisal, 5th Edition) used in any of the appraisal methods.

3. Payment; Closing. Payment for the Property purchased as described herein shall be made at the closing of the purchase and sale of the Property described herein (the “Closing”) by wire transfer of immediately available funds, PLUS or MINUS any adjustments for prorations and other payments and withholdings to be paid or otherwise borne by Seller or Purchaser pursuant to this Agreement. At Closing, Seller will deliver to Purchaser possession of the Property, subject to the Permitted Exceptions (as hereinafter defined), and shall deliver all available keys, and alarm codes, if any, to the Property. The Closing will occur on the “Closing Date” under, and as defined in the APA; and this Agreement shall terminate automatically upon termination or expiration of the APA for any reason.

4. Deed. At Closing, Seller will transfer marketable title to the Property to Purchaser by general warranty deed in form reasonably satisfactory to Purchaser (the “Deed”) free and clear of any and all liens and encumbrances (except for Permitted Exceptions, as hereinafter defined, if any). If the legal description of the Property set forth on the Survey (defined below) is different from the legal description set forth on Exhibit A attached hereto, Seller shall also execute, at Closing, a quit claim deed conveying the Property to Purchaser utilizing the legal description reflected in the Survey.

5. Documents to be Delivered by Seller. Within 3 days following the Effective Date, Seller shall deliver to Purchaser copies of the following, to the extent in Seller’s or Seller’s representatives’ possession or control:

(a) Copies of all existing and proposed easements, covenants, restrictions, appraisals, agreements, plans, designs, blueprints, utility capacity letters, contracts, service agreements and other documents that affect the Property.

(b) Correct and complete copies of all leases of all or any portion of the Property, and any amendments thereto. Correct and complete copies of any and all options or rights of first refusal affecting the Property.

(c) A copy of Seller’s owners/lenders title insurance policy, if any, and the most recent survey of the Property.

(d) Copies of all environmental studies or impact reports relating to the Property, including, but not limited to Phase I and Phase II Environmental Site Assessments previously conducted, any asbestos studies, and any environmental approvals, conditions, orders or declarations issued by any governmental authority relating thereto. Any reports or information (written or verbal) regarding underground storage tanks presently located on the Property or which may at any time have been located on the Property, as well as any reports or other information (written or verbal) of which Seller is aware relating to the disposition of any pollutants from any source whatsoever in, on or under the Property.

(e) Details and contact information for all contractors and subcontractors that have provided material goods or services for improvements or repairs on or to the Property at the request of Seller outside the course of regular maintenance in the past one hundred (100) days prior to the Effective Date and copies of any and all warranties, agreements or proposals currently in effect provided or assigned by contractors or subcontractors that have performed services for Seller on the Premises.

6. Inspections.

6.1 Environmental and Building Inspections. Purchaser shall have 60 days from receipt of the Effective Date (the “Inspection Period”) in which to conduct, inspect and evaluate any and all tests, studies, and surveys of, in Purchaser’s sole discretion, all aspects of the Property, including, without limitation, the condition of the improvements located thereon, the soil conditions, environmental conditions (including Phase I and Phase II environmental site assessments), property condition assessments, structural testing, and to confirm the zoning and status of entitlements applicable to the Property. Purchaser shall avoid any unreasonable interference with the business and operations of Seller’s current tenant’s business; and Purchaser, at its sole expense, shall promptly repair any damage caused by said inspections. Seller will make its appropriate officers, employees and representatives available to Purchaser at all reasonable times for the purpose of assisting Purchaser in such investigations or examinations. Notwithstanding the foregoing, Purchaser may not perform any test of the Property of an intrusive or disruptive nature (including, without limitation, soil borings), without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except that Seller shall be entitled to review and approve any investigation planned and split any samples taken. If Purchaser is required or advised by its consultants or its lender to do environmental testing in addition to Phase I environmental testing, or if a Phase II environmental site assessment is recommended, the Inspection Period shall be automatically extended an additional 15 days (or such greater amount as may be reasonably necessary for Seller and Purchaser (and its lender) to review and agree upon any recommended course of remediation) beyond the completion of such additional environmental testing. Purchaser shall provide copies of all tests, studies, reports and surveys obtained by Purchaser in the course of Purchaser’s investigation and evaluation of the Property as soon as reasonably possibly after the receipt thereof by Purchaser, and if Purchaser’s environmental reports reveal recognized environmental conditions that require remediation in order to bring the Property into compliance with applicable Environmental Laws, then Seller, at its sole expense, shall take all actions necessary to remediate said conditions prior to Closing to Purchaser’s commercially reasonable satisfaction. If Purchaser is not satisfied with the inspections of the Property, Purchaser may terminate this Agreement (without premium or penalty) by sending written notice to the other Party on or before 2nd Business Day after expiration of the Inspection Period, as may be extended in accordance with the terms hereof. All site inspections shall be coordinated in advance with Lori A. Davis, whose email address isldavis@beckleyautomall.com and whose cell phone number is 304-.

6.2 Title Examination.

(a) Purchaser shall order and obtain a title insurance commitment (the “Commitment”) from a national title insurance company of its selection (“Title Insurer”), insuring fee-simple marketable surface title to the Property. Purchaser shall have until the expiration of the Inspection Period to examine the Commitment and all instruments listed as exceptions and as requirements therein. If title is found unacceptable to Purchaser, Purchaser shall, on or before expiration of the Inspection Period, provide Notice(s) to Seller specifying its title and/or survey objections (the “Title Notice”), and any exceptions set forth in the Commitment or Survey to which Purchaser does not object pursuant to a Title Notice shall be deemed a permitted exception (the “Permitted Exceptions”). Seller will have 10 days from receipt of Purchaser’s Title Notice(s), (the “Seller’s Response Period”) to either (i) notify Purchaser that it will cure any of such title objections and the steps it will take to do so, (ii) notify Purchaser that it elects not to cure any of such objections. If Seller fails to respond within Seller’s Response Period, then Seller is deemed to have elected not to seek to remove, correct, and/or satisfy any objections. If Seller’s response indicates that Seller will not seek to remove, correct, and/or satisfy certain objections set forth in Purchaser’ Title Notice, or if Seller fails to notify Purchaser of Seller’s response within Seller’s Response Period, then Purchaser may either (i) waive certain objections set forth in Purchaser’s Title Notice and proceed with Closing or (ii) terminate this Agreement by sending written notice thereof to Seller not later than 5 business days after the later of Purchaser’s receipt of Seller’s response if any, or expiration of Seller’s Response Period if Seller failed to provide a timely response. If Purchaser fails to terminate this Agreement, Purchaser is deemed to have waived any of those certain objections set forth in a Title Notice that Seller has elected not to cure, and to have accepted those title conditions as Permitted Exceptions. If there remain at Closing any objections that Purchaser included in Purchaser’s Title Notice(s) for which Seller affirmatively agreed to seek to remove, correct, and/or satisfy, then Purchaser may elect to: (i) waive such objections and proceed with the Closing and accept the Property subject to such exceptions without reduction of the Purchase Price, and all such exceptions so waived or otherwise accepted by Purchaser shall hereinafter constitute “Permitted Exceptions”, or (ii) Purchaser may terminate this Agreement, thereby releasing Purchaser and Seller from all further obligations under this Agreement (except those that expressly survive), upon which the APA shall also terminate. Notwithstanding the foregoing, Seller shall cure or cause any monetary liens against the Property to be satisfied and removed at or prior to Closing and to remove any lis pendens against the Property.

(b) If any subsequent update of the Commitment reveals any additional exceptions not permitted by this Agreement, Seller shall have 10 days in which to remove such additional exceptions, subject to the limitations set forth above. If Seller elects not to remove or is unable to remove such additional exceptions, Purchaser shall have the same rights and remedies as provided above, except that the Closing shall not be extended more than 10 days to permit Seller to cure any such additional exceptions.

(c) Seller and Purchaser each agree to provide commercially reasonable affidavits and documentation, acceptable in form and substance to Seller and Purchaser, to enable the Title Company to delete all Schedule B-I requirements, the “gap” exception, and the construction lien and parties in possession exceptions from the Commitment at Closing. Seller and Purchaser each shall be responsible for satisfying those Schedule B-I requirements applicable to each of them.

6.3 Survey. Purchaser may, at its expense, obtain a survey of the Property (the “Survey”) during the Inspection Period. If the Survey discloses an encroachment on the Property or that improvements located on the Property encroach on setback lines, easements, lands of others, or violate any restrictions or applicable governmental regulations which are unacceptable to Purchaser, which will impair the marketability of the Property, or constitute a survey exception on the owner’s title insurance policy, then upon Notice to Seller, tendered on or before expiration of the Inspection Period, the same shall constitute a Title Notice and shall be governed by the terms of Section 6.2 hereof.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants by Seller. Seller hereby represents, warrants and covenants as of the date hereof and as of the Closing that:

(a) Subject to the Permitted Exceptions, Seller is the fee simple owner of the surface estate in and to the Property. No other agreement concerning or restricting the sale of the Property is in effect and no person or entity, other than Purchaser, has any right or option to acquire all or any portion of the Property. There are no leases or other occupancy agreements affecting the Property and there are no licenses or related agreements affecting the Property which are not a Permitted Exception or which will be terminated as of the Closing.

(b) To Seller’s Knowledge, the Property described herein is the only real estate, property, and interests used by BBGAM, an Asset Seller, in the conduct of its Dealership Operations.

(c) Seller is a West Virginia corporation, duly formed, validly existing, and in good standing under the laws of its formation. The execution, delivery and performance of this Agreement by Seller has been duly authorized by its shareholders and directors, and the person executing this Agreement on behalf of Seller has full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transaction provided for herein. The transactions contemplated in this Agreement are not prohibited by any law, regulation, agreement, instrument, restriction, order or judgment including, without limitation, any site control agreement, option or right of first refusal.

(d) Seller is not a “foreign person” under, and as defined in, Section 1445(f)(3) of the Internal Revenue Code, as amended from time to time.

(e) This Agreement constitutes the valid obligation of Seller, is legally binding, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies. Provided, there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property

(f) The execution and delivery by Seller of this Agreement and any other agreements, certificates, instruments and documents executed and delivered by Seller pursuant hereto (the “Seller Delivered Agreements”), and the consummation by Seller of the transaction provided for herein, will not constitute (with the giving of notice or the lapse of time or both) a violation of, be in conflict with, result in the acceleration of or entitle any Party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (i) any term or provision of the formation documents of Seller, as may be amended (ii) any material agreement, commitment or understanding to which Seller or its members or managers are subject or by which they are bound, or (iii) any applicable law.

(g) Seller has no Knowledge that the continued ownership, operation, use and occupancy of the Property violates in a material manner any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To Seller’s Knowledge, there are no violations in any material respect of any federal, state, county or municipal law, ordinance, order, regulation or requirement, affecting any portion of the Property, and no written notice of any such violation has been issued by any governmental authority. To the Knowledge of Seller, all necessary certificates of occupancy, licenses, permits, authorizations and approvals by all governmental authorities having jurisdiction over the Property have been paid for, issued and remain in full force and effect for the Property.

(h) To the Knowledge of Seller, there are no condemnation or annexation or similar proceedings affecting the Property or any portion thereof, including any pending or threatened action that would result in (i) the termination or impairment of access to or from the Property, or (ii) access from the Property to existing sewer or other utility facilities servicing, adjoining or situated on the Property, and Seller has not received any notice, nor has any Knowledge, that any such proceeding is currently contemplated.

(i) Seller has received no notice of actual or threatened special assessments or reassessments of the Property, and the Property is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. Seller has not made and has no Knowledge of any commitments to or agreements with any governmental or quasi-governmental authority, utility company, school board, church or other religious body, any property owner’s association, or any other organization, group or individual relating to the Property, which have not been fulfilled or satisfied prior to the Effective Date hereof, and which would impose an obligation upon Purchaser, as owner of the Property, to construct, install or maintain any improvements of a public or private nature on or off the Property.

(j) There are no actions, suits, claims, proceedings or causes of action which are pending or, to Seller’s Knowledge, have been threatened or asserted against, or are affecting, Seller or the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have a material adverse effect on the Property or any portion thereof or on Purchaser’s ability to use the Property for a full service franchised dealership facility.

(k) Except as set forth in Schedule 7.1(k):

(i) to the Seller’s Knowledge, there are no Hazardous Substances (as defined in the APA) present at, on, in or under any portion of the Premises used by the Seller or in the ordinary course of business by BBGAM during the period the Premises have been owned by Seller and used by BBGAM, except for consumables used and waste generated in the ordinary course of the BBGAM’s business, in each case, to Seller’s Knowledge, in compliance by BBGAM with applicable Environmental Laws;

(ii) the Seller has not received any notice, whether oral or written, from any Governmental Authority or other Person of any actual or threatened Environmental, Health and Safety Liabilities that are pending or unresolved with respect to the Premises;

(iii) to the Seller’s Knowledge, all gasoline, oil and other petroleum products stored, treated, used or disposed of on, in or about any portion of the Premises by BBGAM have been stored, treated, used or disposed of in material compliance with all Applicable Laws (as defined in the APA), and,

(iv) the Seller has provided to the Purchaser all material environmental reports, assessments, audits, studies, investigations, data and other nonprivileged written environmental information in its custody, possession or control concerning the Premises.

(l) Seller has not released or modified any warranties of builders, contractors, manufacturers or other trade persons with respect to the Property that have been given to Seller.

(m) From and after the Effective Date, assuming this Agreement remains in full force and effect, Seller shall not: (i) make any material changes on or about the Property other than as contemplated by this Agreement; (ii) except as set forth herein, create or incur or permit to exist any mortgage, lien, pledge or other encumbrance in any way affecting the Property that will not be paid at Closing; (iii) commit any waste or nuisance on the Property; or (iv) convey any interest (fee or leasehold) in the Property.

(n) Seller shall maintain and keep in place all insurance coverage affecting the Property and improvements through and including the Closing Date.

(o) To Seller’s Knowledge, all information given to Purchaser by or on behalf of Seller and pertaining to the Property or the operations thereon is true and correct in all material respects, and fully and accurately depicts, in all material respects, the matters set forth therein.

For purposes of this Agreement, Seller’s “Knowledge” is defined as set forth in the APA. The representations and warranties of Seller set forth in this Agreement shall survive the Closing and delivery and recordation of the Deed for a period of 24 months.

7.2 Representations and Warranties by Purchaser.

(a) Purchaser is a Delaware limited liability company, duly formed, validly existing, and in good standing under the laws of the state of its formation. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by its member and the person executing this Agreement on behalf of Purchaser has full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transaction provided for herein.

(b) This Agreement constitutes the valid obligation of Purchaser, is legally binding, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(c) The execution and delivery by Purchaser of this Agreement and any other agreements, certificates, instruments and documents executed and delivered by any of them pursuant hereto, and the consummation by Purchaser of the transaction provided for herein, will not constitute (with the giving of notice or the lapse of time or both) a violation of, be in conflict with, result in the acceleration of or entitle any Party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (i) any term or provision of the formation documents of Purchaser, as may be amended (ii) any material agreement, commitment or understanding to which Purchaser is subject or by which they are bound, or (iii) any applicable law.

The representations and warranties of Purchaser set forth in this Agreement shall survive the Closing and delivery and recordation of the Deed for a period of 24 months.

8. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder are subject to the satisfaction of each of the following conditions:

(a) Seller’s representations and warranties contained in this Agreement shall be true and accurate, in all material respects as if made as of Closing except as updated in writing by Seller to Purchaser prior to Closing, and Seller shall have fulfilled its delivery requirements set forth herein.

(b) Seller shall have delivered or caused to be delivered the items set forth in Sections 5 and 10.

(c) Seller shall have paid any and all taxes, franchise fees and any other tax charge(s) which is/are currently due and payable in relation to the Property, subject to the proration thereof on a calendar year basis as set forth in the Settlement Statement.

(d) The transactions contemplated under the APA shall have closed, it being contemplated that such closing shall occur simultaneously with the Closing hereunder.

(e) No work shall have been performed or be in progress and no materials or services shall be furnished with respect to the Property or any portion thereof other than maintenance and repairs in the ordinary course of business which could give rise to any mechanic’s, materialmen or other liens.

(f) The Purchaser shall have received a written commitment for acquisition financing on terms reasonably satisfactory to Purchaser.

In the event any of the foregoing conditions precedent to Closing are not satisfied, in Purchaser’s reasonable opinion, on or prior to Closing, then Purchaser shall have the right to terminate this Agreement. Notwithstanding the foregoing, Purchaser and Seller shall be obligated to use commercially reasonable efforts to satisfy the conditions set forth in this Section 8.

9. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder are subject to the satisfaction of each of the following conditions:

(a) At Closing, the representations and warranties set forth herein by Purchaser shall be true and correct in all material respects as if made as of Closing and Purchaser shall have fulfilled its delivery requirements set forth herein.

(b) Purchaser shall have delivered or cause to be delivered the items set forth in Section 10 below.

(c) Each of the obligations of Purchaser required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

(d) The transactions contemplated under the APA shall have closed, it being contemplated that such closing shall occur simultaneously with the Closing hereunder.

10. Closing Documents.

10.1 Deliveries by Seller at Closing. On or prior to the Closing, Seller shall execute (as applicable) and deliver to Purchaser, the following:

(a) The Deed conveying fee simple title to the surface estate in and to Property, free and clear of all liens and encumbrances, except the Permitted Exceptions. A quit claim deed as provided for in Section 4 hereof, as applicable;

(b) A bill of sale conveying the Improvements and all Property rights to be conveyed hereunder, free and clear of all liens and encumbrances, except the Permitted Exceptions;

(c) Assignment of any and all warranties (if any), plans, specifications, drawings, and engineering information and data provided or assigned by any contractors and subcontractors, architects and engineers that have provided material goods or services on or to the Property (along with paid invoices;

(d) An owner’s affidavit in a commercially reasonable form acceptable to Title Insurer, affirming that there are no unrecorded outstanding possessory rights, liens or rights to claim liens against the Property;

(e) An Affidavit from Seller required pursuant to Section 1445 of the Code and corresponding laws of the State of West Virginia, as applicable;

(f) An IRS Form 1099;

(g) A termination of any and all leases affecting the Property which grant a possessory interest to Seller’s affiliates or a third party;

(h) Written assurances (the “Lienholder Assurances”), reasonably satisfactory to Purchaser, executed by the holders of all liens encumbering the Property (the “Real Property Lienholders”), setting forth the payment (the “Release Payment”) required to be made to each such Real Property Lienholder to obtain a release of all encumbrances of such Real Property Lienholder affecting the Property, and containing each such Real Property Lienholder’s commitment to promptly execute and deliver to Purchaser a complete release of all such encumbrances upon receipt of the Release Payment;

(i) A certificate dated the Closing Date and executed by an authorized representative of Seller stating that the representations and warranties of Seller in this Agreement are true and correct in all material respects on and as of the Closing Date, as updated by written notice to Purchaser prior to Closing, with the same effect as those such representations and warranties had been made on and as of such date, and that the covenants and agreements to be performed or complied with by Seller prior to the Closing have been performed and complied with in all material respects;

(j) Settlement statement prepared in accordance with the allocations contained in Section 14 hereof (the “Settlement Statement”);

(k) Such other closing documents as may be customary in the jurisdiction in which the Property is located, including, without limitation, corporate certificates and resolutions and affidavits reasonably required by the Title Insurer; and

(l) Certificate of Good Standing for Seller issued within 30 days prior to the Closing Date.

10.2 Deliveries by Purchaser at Closing.

(a) The Purchase Price as set forth in Section 2 hereof, by wire transfer of immediately available funds, subject to prorations, adjustments and credits as described in this Agreement;

(b) Execute and deliver or obtain for delivery any instruments reasonably necessary to close this transaction, including, without limitation, corporate certificates and resolutions and affidavits reasonably required by the Title Insurer;

(c) Certificate of Good Standing for Purchaser issued within 30 days prior to the Closing Date; and

(d) The Settlement Statement.

11. Condemnation. If prior to the Closing all or any part of the Property shall have been taken, or Purchaser or Seller received notice that all or any part of the Property may be taken, in the exercise of the power of eminent domain, Purchaser or Seller may, upon written notice to the other Party given within 10 days after a Party receives written notice of such taking, terminate this Agreement and, in such event, Seller and Purchaser shall have no further rights or obligations hereunder to the other. Otherwise, if prior to the Closing Date any part of the Property shall have been taken, or Purchaser or Seller received notice that all or any part of the Property may be taken, in the exercise of the power of eminent domain by any governmental or private authority, this Agreement shall remain in full force and effect and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. In the event Seller has received payment of any such awards prior to Closing, such amounts shall be credited against the Purchase Price, to the extent not used for restoring or repairing the improvements. If restoration or repairs are conducted, then Seller will expeditiously and timely undertake to restore the Property to a condition reasonably acceptable to Purchaser, and Purchaser will have the right to approve all plans, specifications, time periods and the contractor performing any such work.

12. Casualty. If, prior to the Closing, all or any part of the Property shall have been damaged or destroyed by fire or other casualty rendering 20% or more not usable for at least 45 days, Purchaser or Seller may, upon written notice to the other Party given within 10 days after a Party receives written notice of such casualty, or within 10 days after discovering said casualty, terminate this Agreement and, in such event, Purchaser and Seller shall have no further rights or obligations hereunder to the other. If Seller or Purchaser does not elect to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any proceeds that have been or that may thereafter be made for such casualty. In the event Seller has received payment of any such proceeds prior to Closing, such amounts shall be credited against the Purchase Price, to the extent not used for restoring or repairing the improvements. If restoration or repairs are conducted, then Seller will expeditiously and timely undertake to restore the Property to a condition reasonably acceptable to Purchaser, and Purchaser will have the right to approve all plans, specifications, time periods and the contractor performing any such work.

13. Commission. Seller and Purchaser warrant and represent to each other that, except for Robert Morris of the Tim Lamb Group who shall be paid at Closing by Seller at Seller’s sole expense pursuant to a separate agreement, Seller and Purchaser have not entered into any agreement or arrangement and have not received services from any broker or broker’s employees or independent contractors and there are no broker’s commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications. The warranties and representations made in this Section 13 shall survive termination, expiration or Closing of this Agreement.

14. Costs. Except as provided below, the costs and expenses of the transactions contemplated by this Agreement shall be allocated as is customary in commercial transactions in the county and state where the property is situated. Ad valorem and any other applicable taxes for the year in which the Closing occurs shall be prorated as of the Closing Date; provided, however, rollback taxes or special assessments, if any, shall be the sole obligation of Seller without proration, and due and payable at Closing.

(a) At the Closing, Seller shall pay the cost of:

(i) any unpaid taxes, assessments or similar charges (subject to proration between the Parties as set forth in this Agreement);

(ii) any applicable deed transfer tax and/or excise tax with respect to this transaction, including without limitation documentary stamp taxes or fees;

(iii) any expenses incurred by Seller in obtaining a release of mortgages or encumbrances affecting title, and all of Seller’s attorneys’ fees; and

(b) At the Closing, Purchaser shall pay the cost of:

(i) recording the Deed;

(ii) owner’s policy premium, endorsement, and title search and exam fees;

(iii) lender’s title policy premiums and fees, endorsements, title search and exam fees and other related title costs;

(iv) all loan fees charged by Purchaser’s lender and Purchaser’s attorneys’ fees;

(v) all expenses incurred by Purchaser in the investigation of the suitability of the Property, including but not limited to engineering fees, surveyor fees, consulting fees, feasibility studies and environmental fees (Phase I and Phase II), architectural fees, appraisal fees, and other consultants’ fees; and

15. Indemnification.

(a) Seller agrees, from and after the Closing, to indemnify Purchaser, its successors and assigns and their respective owners, managers, partners, officers, directors, employees and agents (collectively, the “Purchaser Parties”) harmless from any and all claims, liabilities, damages, penalties, loss, cost or expense any of them may incur, including reasonable attorneys’ fees, incident to, resulting from any way arising out of (i) the breach of any warranty or representation made herein, (ii) any damages incurred by Purchaser as a result of Seller’s failure to pay expenses arising as a result of required environmental remediation as contemplated by Section 6.1 above or (iii) subject to section 6.1 and 6.2 herein above, the ownership or operation of the Property by Seller on or prior to Closing, including but not limited to any and all claims, liabilities, damages, penalties, loss or expense incurred, resulting from, or in any way arising out of any injury to persons or damage to property happening or occurring in, on or about the Property in connection with the operation of the Property by Seller on or prior to the Closing. This Section 15 shall survive the Closing for twenty-four (24) months.

(b) Purchaser hereby agrees, from and after the Closing, to indemnify Seller and hold Seller harmless from any and all claims, liabilities, damages, penalties, loss, cost or expense incurred by Seller, including reasonable attorneys’ fees, incident to, resulting from, or any way arising out of (i) the breach of any warranty or representation made herein, (ii) the investigation (prior to Closing), or (ii) ownership or operation of the Property by Purchaser after the Closing, including but not limited to any and all claims, liabilities, damages, penalties, loss or expense incurred, resulting from, or in any way arising out of any injury to persons or damage to property happening or occurring in, on or about the Property in connection with the operation of the Property, after the Closing. This Section 15 shall survive the Closing for twenty-four (24) months.

(c) As used in this Section 15, the term “Indemnitor” refers to the Party from whom indemnification is sought and the “Indemnified Party” refers to the Party seeking indemnification.

(d) If any claim that is covered by this Section 15 is made against an Indemnified Party, the Indemnified Party shall give prompt written notice of such claim (the “Indemnity Notice”) to the Indemnitor within the survival period as set forth in this Agreement. Failure to give or delay in giving the Indemnity Notice shall not relieve the Indemnitor of its obligation to indemnify unless, and to the extent that, the Indemnitor is materially prejudiced by the failure or delay.

(e) Upon receipt by the Indemnitor of the Indemnity Notice, the Indemnitor shall have the responsibility of defending the claim, and all expenses (including attorneys’ fees) incurred in connection therewith shall be paid by the Indemnitor and shall notify the Indemnified Party of its intention to defend within 10 days of receipt of notice. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense. If the Indemnitor defends the claim, the Indemnitor shall have the exclusive right to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that the Indemnitor, except with the consent of the Indemnified Party, shall not consent to entry of judgment or enter into any settlement that involves injunctive relief against the Indemnified Party or does not include an unconditional release by the claimant to the Indemnified Party from all liability in respect to such matter. If a claim under this Section is not defended by the Indemnitor and the claim is determined favorably to the Indemnified Party, the Indemnified Party shall give notice to the Indemnitor of the amount of the expenses (including reasonable attorneys’ fees) incurred with respect to such claim, and the Indemnitor shall remit such amount to the Indemnified Party promptly. If such claim is finally determined adversely to the Indemnified Party or if the Indemnified Party compromises the claim, the Indemnified Party shall give notice to the Indemnitor of the amount of such claim as finally determined or compromised (including the amount of the Indemnified Party’s costs and interest with respect thereto and attorneys’ fees, if applicable), and the Indemnitor shall remit such amount to the Indemnified Party promptly. References herein to costs and attorneys’ fees shall also include all costs and attorneys’ fees incurred in appeals.

(f) Notwithstanding anything in this Agreement to the contrary, in no event will either Party be liable for any indirect, special, consequential or punitive damages, or any damages for business interruption or lost profits arising out of or in connection with this Agreement, even if any Party hereto has been advised of the possibility of such damages.

(g) A Party entitled to indemnification hereunder shall take, and cause its Affiliates to take, all reasonable steps to mitigate any loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such loss.

16. Default.

(a) If Purchaser shall default hereunder and fails to remedy such default within 10 days after receiving written notice from Seller thereof (or such longer period of time as may be reasonably necessary given the specific nature of the default, so long as Purchaser promptly commences cure thereof and diligently pursues completion), Seller’s sole remedy is to terminate this Agreement and cause its affiliate, the seller under the Asset Purchase Agreement, to seek any available remedies thereunder.

(b) If Seller shall default hereunder and fails to remedy such default within 10 days after receiving written notice from Purchaser thereof (or such longer period of time as may be reasonably necessary given the specific nature of the default, so long as Seller promptly commences cure thereof and diligently pursues completion), Purchaser’s sole remedy is to terminate this Agreement and cause its affiliate, the purchaser under the Asset Purchase Agreement, to seek any available remedies thereunder.

(c) This section shall survive Closing, termination or expiration of this Agreement.

17. Notices. All notices and other communications provided for hereunder shall be in writing and shall be (a) sent by registered or certified mail, First Class postage attached, (b) sent by hand or overnight delivery, or (c) sent by electronic mail, in each case addressed to the respective Parties at the addresses set forth below, or to such other address and to the attention of such other Persons as a Party hereto may specify from time to time by Notice to the other Parties. Each Notice shall be deemed given and be effective only upon actual receipt (or refusal of receipt), except that electronic mail notices will be deemed duly given and effective upon the date of mailing, provided that a copy of said notice is confirmed within 2 days thereafter by delivery (or refusal) by any of the delivery methods described in (a) or (b). Either Party may, by notice in writing, direct that future notices or demands be sent to different addresses, and notices on behalf of either Party may be given by the attorneys representing such Party. The Parties and their respective counsel may waive, by way of email correspondence, any notice requirements provided for herein. To the extent there are multiple Purchaser or Seller parties, a notice to one purchaser or seller is effective as to all of the purchaser or sellers, respectively.

If to Seller, to:

The MEG Rental Corporation

Attention: Lori Davis

334 Old Grandview Road

Beaver, West Virginia 25813

Email: ldavis @beckleyautomall.com

With a copy to:

Jones & Associates

Attention: E. Forrest Jones, Jr., Esq.

P. O. Box 1989

Charleston, West Virginia 25327

Email: efjones@efjones.com

Overnight courier address:

Jones & Associates

13 Kanawha Blvd. West, Suite 200

Charleston, West Virginia 25302

If to Purchaser to:

LMP Automotive

Attention: Mr. Sam Tawfik

601 North State Road 7

Plantation, Florida 33317

Email: sam@lmpmotors.com

With a copy to:

Bass Sox Mercer

Attention: Gregory A. May, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Email: gmay@dealerlawyer.com

The refusal by any party to accept delivery shall not negate the effectiveness of notice otherwise properly given.

18. Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the Parties with respect to the sale and purchase of the Property, and may not be modified orally or in any manner other than by an agreement in writing signed by the Parties. Escrow Agent will not be required to join in the execution of any amendments unless its rights or obligations under this Agreement are affected. It is expressly understood and agreed that without Seller’s consent, Purchaser may assign or otherwise transfer all of Purchaser’s rights, obligations and benefits hereunder to any entity owned or controlled in whole or in part by Purchaser’s equity owner(s).

19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

20. No Waiver. The waiver by any Party of a breach of any covenant, agreement or undertaking contained herein shall be made only by an instrument in writing signed by the Party giving such waiver, and no such waiver shall operate or be construed as a waiver of any prior or subsequent breach of the same covenant, agreement or undertaking. Except as otherwise specifically provided herein, the exercise of any remedy provided by law or otherwise, and the provisions of this Agreement for any remedy, shall not exclude any other remedy.

21. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

22. Time of Essence; Computation of Time. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement and each of its provisions. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (Eastern) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done.

23. 1031 Exchange. In the event Purchaser or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Seller and Purchaser each agrees to cooperate in effecting such exchange; provided, however, that neither Party shall be responsible for any additional costs associated with an exchange by the other Party, and provided further that neither Party shall not assume any additional liability or be responsible for any costs with respect to such tax-deferred exchange nor shall it cause a delay in closing. Seller and Purchaser shall execute such additional documents as shall be reasonably required to give effect to this provision.

24. Applicable Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY STATE COURT IN THE STATE OF WEST VIRGINIA, RALEIGH COUNTY. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MIGHT HAVE NOW OR HEREAFTER TO THE VENUE OF ANY SUCH LITIGATION, ACTION OR PROCEEDING, SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF ANY SUCH COURT AND, WAIVES ANY CLAIM OR DEFENSE OF INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SPECIFIED HEREIN AND EXPRESSLY WAIVES THE BENEFIT OF ANY CONTRARY PROVISION OF LAW.

25. Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

26. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THIS AGREEMENT OF THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

27. Confidentiality. Prior to the Closing or in the event this Agreement is terminated for any reason, Purchaser and Seller will maintain in confidence, the terms of this Agreement and any information not previously disclosed to the public, furnished by Seller to Purchaser or by Purchaser to Seller in connection with the transactions contemplated hereby, or disclosed by any inspection of the Property, and shall not disclose such information except: (i) to their respective attorneys, accountants, brokers, consultants, key employees and financial advisors having a need to know such information; (ii) to the extent necessary or appropriate in making any filing or obtaining any waiver, consent or approval required for the consummation of the transaction contemplated hereby; or (iii) as required by law or in a legal proceeding involving this Agreement upon prior notice to the other Party. If this Agreement is terminated for any reason prior to Closing, each Party shall return or destroy as much of such written information as the other Party may reasonably request. The confidentiality provisions set forth herein shall survive the termination of this Agreement for any reason. Each Party shall take reasonable precautions to ensure that all of its employees, agents and other representatives comply with these covenants.

28. Attorneys’ Fees. In connection with any dispute arising under, from, or as a result of this Agreement, the Parties agree that the prevailing Party or Parties will be entitled to recover all costs or expenses incurred (including those incurred in any appeals from any litigation and enforcement of judgments), including reasonable attorneys’ fees, paralegals and legal assistants. This provision will survive the Closing or any termination of this Agreement.

29. Recording. Neither Purchaser nor Seller will record this Agreement or a memorandum of this Agreement, except as done in connection with an action to enforce the terms hereof, and any violation of this Section will be a default under this Agreement.

30. Further Assurances. Purchaser and Seller each agree from time to time to execute and deliver such further and other transfers, assignments, and documents and to do all matters and things that are legally required or reasonably necessary to effectuate the intentions of this Agreement. This provision will survive the Closing.

31. Gender and Case. Wherever in this Agreement the singular number is used, the same will include the plural, and the masculine gender will include the feminine and neuter genders, and vice versa, as the context will require.

32. Captions. The captions of this Contract are for convenience only and are not to be construed as defining or limiting in any way the scope or intent of the provisions of this Contract.

33. Counterparts; Effective Date; Electronic Mail Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument and shall be effective as of the date when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. An electronic mail copy or pdf version of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

(Signatures on following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Real Estate Purchase Agreement on the dates shown below.

SELLER:

THE MEG RENTAL CORPORATION

By:	/s/ Ernest B. Davis
Ernest B. Davis., Jr., its President

Date:	8-28-2020

PURCHASER:

601 NSR, LLC, a Delaware limited
liability company

By:	/s/ Sam Tawfik
Sam Tawfik, its manager

Date:	08/28/2020

EXHIBIT A

Being a tract of land (surface) in Town District - Raleigh County - West Virginia situated south of the intersection of U.S. Route 19 and West Virginia Route 16, bordering on said Route 16 and on the southwest side of the CSX Transportation Railroad and on the north side of the Beckley city limits, and being more particularly described as follows (all bearings are referenced to the Meadows Lumber Co. meridian and distances are horizontal):

BEGINNING at a mine roof bolt found, corner 1, on the east side of WV Route 16(project #U341-16-18.37), being at station 158+25, 100 feet right, and 0.7 feet south of an 8” curb, being a corner to H.C. Holdings, LLC (R 5000-2107), thence leaving H.C. Holdings and with the east side of WV Route 16 for four calls

N 24° 07’ 20” W 90.00 feet to a railroad spike found, corner 2, on the north and west edge of pavement (subject property’s main entrance from Route 16), being station 159+00, 60 feet right of Route 16, thence

N 07° 01’ 34” W passing a 1/2” x 30” rebar set flush, point 3, being on the north side of an entrance from WV Route 16, on line at 472.04 feet, and continuing in all 649.55 feet to a point on a 6” concrete curb, corner 4, with reference to a 1/2” x 30” rebar set flush and bearing N 44° 52’ 00” W 0.22 feet, said point being at station 165+50, 50 feet right of Route 16, thence

N 13° 18’ 00” E 123.21 feet to a 1/2” x 30” rebar set flush corner 5, being N 31 ° 11’ E 1.20 feet of an electric pole # 800C5ll, thence N 53° 43’ 00” E 15.81 feet to a 1/2” rebar found flush with ground, corner 6, being 21.5 feet southwest of center of CSX Transportation, Inc., being N. 82° 59’ W. 1.95 feet of the north corner of a 6” concrete curb, with reference to a 1/2” rebar found and bearing N 52° 51’ 50” E 41.59 feet, thence leaving WV Route 16 and with the southwest side of said railroad being 21.5 feet from center

S 37° 10’ 28” E 935.56 feet to a mine roof bolt found, corner 7, on a steep northeast slope, corner to B.C. Associates, LTD, Part. (DB 751-421), thence leaving said railroad property and with B.C. Associates for two calls

S 52° 34’ 14” W. 78.62 feet to a mine roof bolt found, corner 8, flush with ground being 3.4 feet north of a 6” concrete curb with reference to a 5/8” rebar found flush and bearing S 75° 14’ 34” W 3.94 feet, thence

S 81 ° 38’ 3 7” W passing 0.10 feet north of a 5 / 8” steel rod found at 263.57 feet, called for being corner to B.C. Associates and to H.C. Holdings, LLC (Roll 5000-2107) and leaving B.C. Associates and with H.C. Holdings, continuing in all 432.32 feet to the Beginning containing 253,887 square feet or 5.83 acres more or less.